Exhibit 99.25

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to the units representing limited partner interests in Enterprise Products Partners L.P. beneficially owned by each of them, as applicable, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: March 20, 2018	RANDA DUNCAN WILLIAMS

	By:	(1)

Dated: March 20, 2018	The DD LLC TRUSTEES pursuant to the Dan Duncan LLC Voting Trust Agreement The EPCO TRUSTEES pursuant to the EPCO, Inc. Voting Trust Agreement

	By:	(1)(2)(3)

Dated: March 20, 2018	ENTERPRISE PRODUCTS COMPANY DAN DUNCAN LLC

	By:	(3)

(1)	/s/ Randa Duncan Williams

Randa Duncan Williams, individually and in the capacities set forth below, as applicable for the reporting persons noted above:

Trustee of the Dan Duncan LLC Voting Trust Agreement; and

Trustee of the EPCO, Inc. Voting Trust Agreement.

(2)	/s/ Ralph S. Cunningham

Dr. Ralph S. Cunningham, in the capacities set forth below as applicable for the reporting persons noted above:

Trustee of the Dan Duncan LLC Voting Trust Agreement; and

Trustee of the EPCO, Inc. Voting Trust Agreement.

(3)	/s/ Richard H. Bachmann

Richard H. Bachmann, in the capacities set forth below as applicable for the reporting persons noted above:

Trustee of the Dan Duncan LLC Voting Trust Agreement;

Trustee of the EPCO, Inc. Voting Trust Agreement; and

President and Chief Executive Officer of Enterprise Products Company and Dan Duncan LLC.

Signature Page to Joint Filing Agreement

Dated: March 20, 2018	EPCO HOLDINGS, INC

EPCO INVESTMENTS L.P.
	By:	EPCO Investments GP LLC, its general partner

	By:	/s/ W. Randall Fowler
Executive Vice President and Chief Administrative Officer

Signature Page to Joint Filing Agreement